Exhibit 10.7

Vanda Pharmaceuticals Inc. Amended and Restated 2016 Equity Incentive Plan
Notice of Stock Option Grant
You have been granted the following option to purchase shares of the Common Stock of Vanda Pharmaceuticals Inc. (the “Company”):
Name of Optionee:    [Name]
Total Number of Shares:    [Number of Shares]
Type of Option:        Nonstatutory Stock Option
Exercise Price Per Share:    $[Exercise Price]
Date of Grant:    [Date]
Vesting Commencement Date:    [Date]
Vesting Schedule:    [1 Year or 4 Year Vesting Schedule Depending Upon Type of Grant (e.g., Annual or Initial)]
Expiration Date:    [Date +10 minus 1 Day]. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.
You and the Company agree that this option is granted under and governed by the terms and conditions of the Amended and Restated 2016 Equity Incentive Plan, as amended to date (the “Plan”), and of the Stock Option Agreement, which is attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

Optionee:	Vanda Pharmaceuticals Inc.
By:
[Name]	Title:

Vanda Pharmaceuticals Inc. Amended and Restated 2016 Equity Incentive Plan
Stock Option Agreement

Tax Treatment	This option is intended to be a nonstatutory stock option, as provided in the Notice of Stock Option Grant, and is not intended to qualify as an incentive stock option under section 422 of the Internal Revenue Code.

Vesting
This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option becomes exercisable in full if the Company is subject to a Change in Control before your Service terminates or if your Service terminates because of your death or total and permanent disability.
This option will in no event become exercisable for additional shares after your Service has terminated for any reason.
For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Term
This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Termination of Service	If your Service terminates for any reason, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date. The Company determines when your Service terminates for this purpose.

Leaves of Absence
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.
If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise
When you wish to exercise this option, you must notify the Company or its agent in the prescribed manner. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company or its agent receives it.
If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment
Except as set forth below in “Default Same Day Sale at Expiration”, when you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms (each, a “Permissible Form of Payment”):
•Cash payment (including check, electronic wire transfer or other method permitted by the Company).
•Withholding from any after-tax compensation otherwise payable to you by the Company or an Affiliate; provided the Company has consented to such withholding.
•Withholding shares subject to the option that would otherwise be issued to you upon exercising the option (i.e., net exercise). The value of such shares, determined as of the effective date of the option exercise, will be applied to the option exercise price.
•Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.
•Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes, such sale, a “same day sale”. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company and delivered to the securities broker (with a copy to the Company) on a Permissible Trading Day (as defined below).

“Permissible Trading Day”
“Permissible Trading Day” means a day that satisfies each of the following requirements:
•    The Nasdaq Global Market is open for trading on that day,
•    You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),
•    Under the Company’s Policy Memorandum Concerning Securities Trading, you would be permitted to sell shares of the Company’s Common Stock on that day without reliance on the “Same Day Sale-to-Cover Transactions” exclusion therein, and
•    You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Default “Same Day Sale” at Expiration	If (i) you submit your notice of exercise on a day that is not a Permissible Trading Day (other than by reason of The Nasdaq Global Market not being open for trading on that day), and (ii) you are then exercising this option because it would otherwise expire if not exercised on such day or within 5 business days thereafter (such exercise, an “Expiration Exercise”), then, unless you have previously made arrangements on a Permissible Trading Day for the payment of the option exercise price by one (or a combination of two or more) of the Permissible Forms of Payment, the aggregate exercise price shall be paid from the sale proceeds of a “same day sale” as described above (other than the requirement to deliver the Notice of Exercise on a Permissible Trading Day).

Rule 10b5-1(c)	It is the Company’s intent that the default “same day sale” to cover exercise price transaction requirements imposed by the Company on you herein with respect to Expiration Exercises comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c).

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option	Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. Capitalized terms not otherwise defined in this Agreement shall be defined as set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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